Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-99196, 33-94974, 333-65799, 333-36159, 333-82418, 333-82416, 333-140539 and 333-158287) and the Registration Statements on Form S-3 (Nos. 333-143421, 333-161315 and 333-165356) of Acorn Energy, Inc. of our report dated April 16, 2010 (except as to notes 16 and 17 which are as of July 14, 2010), with respect to the consolidated financial statements of Decision Dynamics Technology Ltd. as at December 31, 2009 and for the year then ended, which report appears in the Amendment to the Current Report on Form 8-K/A of Acorn Energy, Inc. dated April 30, 2010.

(signed) KPMG LLP
Chartered Accountants

Calgary, Canada
July 14, 2010